Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-222047-01) of Southwest Gas Corporation of our report dated February 28, 2019 relating to the financial statements, which appears in the 2018 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
February 28, 2019